Exhibit 10.1
RECIPROCAL EXCLUSIVE DEALING AGREEMENT
     This Agreement is made effective on the 12th day of March, 2005 between GENTEX OPTICS, INC. (“Gentex”), a Delaware corporation, with an office at 324 Main Street, Simpson, PA 18407, ESSILOR INTERNATIONAL COMPAGNIE GENERALE D’OPTIQUE, S.A. (“Essilor”), a limited entity known as a Societé Anonyme, with its commercial seat at 147 rue de Paris, Charenton, Cedex 94227 France, both on the one hand, and OAKLEY, INC. (“Oakley”), a Washington corporation with principal offices at One Icon, Foothill Ranch, CA 92610, on the other hand.
INTRODUCTION
A.	Gentex is an indirect, wholly-owned subsidiary of Essilor.

B.	Gentex manufactures eyewear lenses and has previously sold lenses to Oakley and desires to continue to be the sole supplier to Oakley and its “Affiliates” (as hereinafter defined) of all their requirements for the Products (as hereinafter defined) that are the subject of this Agreement.

C.	Oakley has previously purchased substantially all its Decentered Lenses from Gentex, and during the “Term” (as hereinafter defined) of this Agreement (and any extension or renewal thereof, as hereinafter provided), Oakley desires to purchase and to have its Affiliates purchase all of their respective requirements of the Products, except as otherwise provided herein.

D.	Subject to certain exceptions, Gentex is willing to cease selling the Products to any other “Entity” (as hereinafter defined).
THE PARTIES HEREBY AGREE AS FOLLOWS:
          1. Definitions used in this Agreement
               (a) “Affiliate” of an “Entity” (as hereinafter defined) means any Entity which directly or indirectly controls, is controlled by, or is under common control with such Entity.

               (b)“Bailment Agreement” means the separate Agreement between the parties that governs their respective rights and obligations with respect to Vendor Managed Inventory (VMI) held at Oakley.
               (c) “Contract Year” means the period commencing with the “Effective Date” hereof (April 1, 2005) and continuing for 12 months, and each of the four immediately following twelve month periods.
               (d) “Decentered Lenses” means *
               (e) “Effective Date” means April 1, 2005.
               (f) “Entity” means any individual, proprietorship, partnership, corporation or other entity whether or not of limited liability
               (g) “Force Majeure” means an occurrence beyond the reasonable control of a Person, including, without limitation, fire, strike, directives of any governmental authority, civil or military war, insurrection, riot, embargoes, shortages, delays in transportation, or inability to obtain necessary labor, materials, or manufacturing facilities.
               (h) “Hard Coat” means *
               (i) “Minimum Purchases” means *. In the event of early Termination of this Agreement during a Contract Year or Renewal Year, the Minimum Purchases for such Contract Year or Renewal Year, as the case may be, shall be prorated.
               (j) “Optical Standards” means those standards as set forth in schedule-hereto specifying the minimum optical standards of the products to be supplied by Gentex under this Agreement.
               (k) “Period of Exclusivity” means the period commencing on the Effective Date and ending on the earlier of the end of the Term or the effective date of termination, in all events subject to earlier termination as provided in this Agreement.

*	Material omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

               (l) “Plano” means non-glass, non-powered lenses and lens blanks which are or are intended to be made into non-corrective, non-ophthalmic, non-powered, non-glass lenses.
               (m) “Polarized Decentered Lenses” means Decentered Lenses that have a polarizing function.
               (n) “Products” means the lenses listed on Schedule A hereto.
               (o) “Purchaser” means Oakley and any Affiliate of Oakley that purchases The Products from Gentex or any Affiliate of Gentex.
               (p) “Renewal Year” means the 12 month period immediately following the end of the fifth Contract Year, and each 12 month period thereafter, commencing on the day following the end of the fourth Contract Year and each one year anniversary thereof, until this Agreement is terminated, as hereinafter provided.
               (q) “Seller” means Gentex or any Affiliate of Gentex that sells Product to a Purchaser.
               (r) “Shields” means Plano in single or twin lens form which is used or is designed to be used as a one-piece eye shield.
               (s) “Stocking Level” means that level of inventory requested by Oakley to be delivered to Oakley into VMI.
               (t) “Technology” means technology or technical information in the possession of Gentex or Essilor or their Affiliates not available from a “Third Person” (as hereinafter defined) which is used principally in the manufacture of The Products, but does not include Hard Coat, photochromic or other coatings, applications or processes (other than profiling or orienting the Lens) which are undertaken upon or made or applied to lenses after they have been molded.
               (u) “Toric” means lenses which are curved about each of two substantially perpendicular axes, each with a different radius.

               (v) “Unit” means a pair (two) of The Products or a single Shield.
               (w) “VMI” means Vendor Managed Inventory that will be held at Oakley’s warehouse, subject to the provisions of the Bailment Agreement.
          2. Exclusive Dealing in The Products. Subject to the remaining provisions of this Agreement, during the Period of Exclusivity.
               (a) Oakley and its Affiliates will purchase from Gentex, and Gentex will use commercially reasonable best efforts to sell and supply to Oakley and its Affiliates, all the requirements of Oakley and its Affiliates for the Products. It being understood that the requirements of Oakley and its Affiliates for the subject Lenses is determined solely by Oakley but that Oakley and its Affiliates will not purchase the subject Lenses from anyone besides Gentex and its Affiliates, except as expressly permitted by other provisions of this Agreement;
               (b) Gentex will not sell or otherwise supply any other Entity with the Products, except as expressly permitted by other provisions of this Agreement.
               (c) Oakley will not purchase the Products from any Entity other than Gentex or its Affiliates, except as provided herein and in 4(b). However, Oakley has the right to manufacture decentered lenses contingent on meeting the defined minimum Purchases. If Oakley fails to meet the minimum Purchases in any given year, the parties will enter into negotiations as subject to section 5(b).
          3. Conditions to Oakley Obligation to Purchase From Gentex Only
               (a) The obligation of Oakley and its Affiliates to purchase all of their respective requirements of the subject Lenses from Gentex, or from any Affiliate of Gentex on a temporary bases, is conditioned upon Gentex supplying the Products to Oakley and its Affiliates (i) of a quality consistent with the specifications and the quality standards as set forth in Schedule B, attached hereto, and as revised from time to time pursuant to the Mutual Agreement of the parties and (ii) Gentex supplying the Products in the quantities specified within the delivery schedule specified provided that sufficient time is given by Oakley to Gentex consistent with the past practice between Oakley and Gentex and pursuant to the Bailment Agreement between the parties.

               (b) As a condition to the obligations of Gentex in Subsection 3(a) hereof: Oakley will provide Gentex with a written three month rolling forecast which will include Oakley’s best estimate of its requirements for the subsequent three months. Said forecast will be provided to Gentex in writing by the 15th of each month. The forecast will include an estimate of Oakley’s monthly requirements by geometry and color.
               (c) Oakley will periodically provide Gentex with a requested Stocking Level to be maintained in VMI.
               (d) Gentex will use commercially reasonable best efforts to provide Products to maintain the current Stocking Level requested by Oakley.
               (e) The prices for the products shall be as identified on Schedule A attached hereto as revised pursuant to the terms of this Agreement and/or the mutual agreement of the parties.
          4. Purchases from Affiliates and Third Parties
               (a) If, for any reason, Gentex is, from time to time, unable to satisfy the provisions of Subsection 3(a), despite commercially reasonable best efforts to do so, then Gentex will promptly notify Oakley and may designate one or more Affiliates of Gentex to supply Products to Oakley and its Affiliates, but only for so long as Gentex is unable to supply Oakley and its Affiliates therewith in accordance with Section 3 hereof.
               (b) If Gentex and Gentex’s Affiliates are unable to satisfy Subsection 3(a) with respect to any Product, for a period of not less than 60 days (“Grace Period”), the Oakley may thereafter notify Gentex to that effect. Such notice will specify in what respects Gentex continues to fail to satisfy Subsection 3(a) hereof at the end of the Grace Period, including identifying the provision or provisions thereof which have not been complied with by Gentex, and the facts on which Oakley has based such determination. The parties will discuss in good faith Oakley’s contentions and concerns. Gentex will have the period specified in such notice from Oakley (“Cure Period”) (but not less than 180 days as same may be extended in writing on the basis of the discussions between the parties) within which to again comply with the provisions of Subsection 3(a) cited by Oakley. If Gentex (or its Affiliates) are still unable to comply with Section 3(a) at the expiration of the Cure Period, Oakley by notice to Gentex may terminate this Agreement at any time thereafter. In no event will damages be payable by Gentex to Oakley as a result of such termination and failure to satisfy Subsection 3(a) if Gentex has used its commercially reasonable best efforts.

               (c) From the commencement of the Cure period with respect to a particular type of Product, through the expiration of the thirtieth (30) day after the date on which Gentex is able to satisfy Subsection 3(a) with respect to such Product, Oakley and its Affiliates may purchase such Product type from any Entity other than Gentex and its Affiliates or may manufacture its own Product of that type for its own use. The number of Units purchased by Oakley and/or its Affiliates from others or manufactured by Oakley and/or its Affiliates pursuant to this Subsection, will be deducted from the Minimum Purchases required during the Contract Year and/or Renewal Year in which such Products were so manufactured or so purchased from others.
          5. Minimum Purchases
               (a) In each Contract Year during the Term, Oakley and its Affiliates agree to purchase the minimum purchases from Gentex and its Affiliates of the Products.
               (b) If, at the expiration of any Contract Year the actual purchases by Oakley and its Affiliates exceed the Minimum Purchases for such year, then such excess, (up to a maximum of ten percent (10%), will be applied to reduce the Minimum Purchases required in the immediately subsequent Contract Year. If the actual purchases by Oakley and its Affiliates do not meet the Minimum Purchases for any Contract Year, but said shortfall equals five percent (5%) or less of the Minimum Purchases, then the amount of the shortfall will be added to the Minimum Purchases for the following Contract Year. If Oakley’s actual purchases or any Contract Year fall more than five percent (5%) below the Minimum Purchases amount, then the parties agree that they will enter into good faith negotiations regarding a modification of the Purchase Prices, as defined in the Bailment Agreement. If Oakley’s actual purchases during any Contract Year fall more than 25% below the Minimum Purchases amount, then Gentex may elect to terminate this Agreement by giving Oakley no less than one year’s written notice. During this notice period, the Parties shall negotiate in good faith to agree upon a new Purchase Price. Failing written agreement on a new Purchase Price, the Agreement will terminate at the end of the one year notice period.
          6. Hard Coat
               (a) Oakley will have the exclusive right to purchase from Gentex as far and/or their respective Affiliates the Products with Hard Coat applied at no additional cost. Products ordered without Hard Coat will be supplied at the cost as listed on Schedule A hereto with no additional cost.

               (b) Except as permitted by other provisions of this Agreement, Gentex will not supply Hard Coat to any other Entity for use on Decentered Lenses and, if it is determined that any Person is using such Hard Coat on Decentered Lenses, then Gentex will cease selling Hard Coat to such Entity.
               (c) Neither Oakley, nor any Affiliate thereof, will analyze or reverse engineer any Hard Coat or New Hard Coat to learn its composition (other than for the sole purpose of determining its compatibility with Oakley’s coatings or processes) or how to make it or manufacture it, nor will any Person directly or indirectly be employed by or retained by Oakley or any Affiliate thereof for such purpose. This obligation will continue after the expiration or termination of the Term.
          7. Product Specifications
               (a) Seller will manufacture each Product in accordance with the applicable Product Specifications as set forth in Schedule B attached hereto, (Product Specification Schedule”) and all applicable federal, state and local laws and regulations. The parties will negotiate in good faith any modifications to the specifications or procedures set forth in any Product specification Schedule, if either party advises the other that such modification of such specification is desirable to improve the efficiency or quality of the Product or the production of that product or to lower the cost of production thereof, or to take into account any changes in processes, equipment or the Product itself, or the availability of material or changes in technology.
               (b) The Parties will negotiate in good faith a Product Specification Schedule for any new Products that Seller manufactures for Purchaser pursuant to this Agreement.
          8. Plano Polarized Lenses
          Nothing in this Agreement shall be construed to require Oakley to purchase Plano Polarized Lenses from Gentex. In the event, however, that Oakley is unable to satisfy its own production requirements for Plano Polarized Lenses, Oakley agrees to grant Essilor’s Affiliate Company, BNL, the first opportunity to negotiate with Oakley regarding any necessary third party purchases of Plano Polarized Lenses.

          9. Inspections, Rejections, Returns.
               Gentex will conduct quality inspections of all Products delivered to Oakley by way of inspectors stationed at Oakley but remaining on the Gentex payroll. Said inspectors will provide rejection reports weekly to Oakley which will be forwarded to Gentex. The inspections will be conducted upon Oakley’s receipt of Products from Gentex but before said Products are received into the VMI system. Upon receipt of the rejection notice, Gentex will advise Oakley as to whether to destroy the defective Product or return it to Gentex.
          10. Indemnification
               (a) Each of Essilor and Gentex does hereby indemnify and hold harmless Oakley and its Affiliates, and each of their respective officers, directors, liabilities, costs, expenses (including, without limitation, investigative and legal fees and disbursements, both those incurred in connection with the defense of an indemnifiable claim and those incurred in connection with the enforcement of this provision) and damages (“Claims and Liabilities”) arising our of, or based upon, any infringement or alleged infringement of Third Person intellectual property rights by any Decentered Lens or Shield sold to Oakley or to any Oakley Affiliate by Gentex, Essilor or any Affiliate of either, but only to the extent such infringement results or is alleged to result from the process technology used in the design, manufacture or assembly thereof by Gentex or such Affiliate or the Product resulting therefrom. Notwithstanding the foregoing, there will be no such indemnification or hold harmless hereunder, for any other reason or (i) to the extent any such Claims and Liabilities for infringement or alleged infringement result or are alleged to result from technology, specifications, know-how, techniques or processes for the Product or for its processing, manufacture or assembly provided to Gentex or any Affiliate thereof by Oakley or by any Affiliate thereof or the Product resulting therefrom; (ii) to the extent Oakley, any Affiliate of Oakley or any Third Person modifies or alters such Product to cause such infringement or alleged infringement; (iii) for Claims and Liabilities that would not have arisen but for the incorporation by Oakley or any Affiliate thereof of such Product in any other product, or such Product’s joinder with or use in conjunction with any other product; (this provision is not intended, however, to relieve Gentex from the responsibility for Lenses if the cause of any defect in the Lens does not arise by reason of the incorporation with another Product) or (iv) Claims and Liabilities based upon infringement or alleged infringement of a Third Person’s design patent or trade dress rights applicable to the cosmetic aspects of such Product, to the extent such infringement is based upon technology, specifications, know-how, techniques or processes provided by Oakley or by any Affiliate thereof.

               (b) If there is any claim for which Oakley indemnifies Gentex, Essilor and their respective Affiliates pursuant to Subsection 12(c) hereof, made by a Third Person that any Decentered Lenses or Shields sold by Gentex or any Affiliate thereof, infringes upon such Third Person’s intellectual property rights, which Claim intellectual property counsel for Gentex or any such Affiliate (as the case may be) opines is or appears to be valid, of if, in any proceeding, there is a finding of infringement of a Third Person’s intellectual property right by any Decentered Lenses or Shields sold by Gentex or any Affiliate thereof, then Gentex and its Affiliates, on 15 day’s notice to such effect given to Oakley and to any relevant Affiliate thereof, may cease the sale and delivery of such Product to Oakley and to any of its Affiliates, including, without limitation, as to all Purchase Orders and Purchase Contracts for such Product that remain unfilled at the expiration of such notice period until such time as such Claim is dismissed or adjudicated n favor of Oakley and/or Gentex. Neither Essilor, Gentex nor any other Affiliate thereof shall have any liability hereunder or under any Purchase Contract for failure to deliver such Product after the expiration of such notice period and until such dismissal or favorable adjudication. This Agreement shall continue in effect for other Products, if any, not subject to such Claim. The Minimum Purchase requirements shall not be adjusted, or otherwise abated as a result of the operation of this Subsection. Notwithstanding the provisions of this Subsection, if (i) Oakley offers to indemnify and hold harmless Essilor, Gentex and any Affiliate of either, from and against any such Claims and Liabilities in form and substance reasonably satisfactory to the indemnitees, and (ii) the amount of such Claims and Liabilities in the reasonable judgment of the indemnities are not likely to exceed 50% of the then tangible net worth of Oakley, upon receipt of such indemnification Gentex will continue to manufacture such Product and sell and deliver it to Oakley hereunder.
               (c) Oakley will indemnify and hold harmless Gentex, Essilor and their respective Affiliates, and each of their respective officers, directors, employees, representatives and agents, from and against any and all Claims and Liabilities, arising out of or based upon, any infringement or alleged infringement of any Third Person’s intellectual property rights by any Product to the extent any such Claims and Liabilities result from or are alleged to result (i) from technology, specifications, know-how, techniques or processes provided to Gentex, Essilor or any Affiliate thereof by Oakley or by any Affiliate thereof; (ii) from any modifications or alterations by Oakley or its Affiliates of such Product; (iii) from the incorporation by Oakley or any Affiliate thereof of such Product in any other product or its joinder with or use in conjunction with any other product; or (iv) from any infringement or alleged infringement of a Third Person’s design patent or trade dress rights applicable to the cosmetic aspects of any such Product, to the extent such infringement is based upon technology, techniques, know-how, specifications, or processes provided by Oakley or any of its Affiliates.

               (d) Claims by Oakley and/or any Affiliate thereof (“Oakley Claims”) and Claims by Gentex, Essilor or any Affiliates thereof (“Gentex Claims”) collectively are referred to in the following Subsections of this Section as “Claims” and any proceeding commenced by any Third Person against a party hereto, in respect to which such party hereto believes it is entitled to indemnification hereunder, is referred to in such Subsections as a “Covered Action”.
               (e) Upon learning of the commencement of a Covered Action or upon the actual receipt by the party claiming a right of indemnification (the “Indemnified Party”) of a writing claiming the purported existence of facts or circumstances and threatening the commencement of a Covered Action or other incurrence of any Claims and Liabilities, the Indemnified Party will promptly, but no later than fifteen (15) days (i) after learning of such commencement; or (ii) after such receipt, given notice thereof to each party having the indemnification obligation (“Indemnifying Party”) and, with reasonable specificity, of the facts and circumstance then known to the Indemnified Party with respect to such Covered Action, Claims and Liabilities provided, however, failure to give such timely notice will not release the Indemnifying Party of its obligations hereunder, except, and only to the extent that, the Indemnifying Party suffers actual prejudice as a proximate result of such failure.
               (f) The Indemnifying Party will have the right to assume the defense of any such Covered Action by giving written notice (the “Assumption Notice”) to the Indemnified Party, within 20 days after notice is given to the Indemnifying Party pursuant to Subsection (e) above., which Assumption Notice will state that (i) the Indemnifying Party agrees that Indemnified Party is entitled to indemnification hereunder and that any resulting Claim is an Oakley Claim or a Gentex Claim, as the case may be, for which the Indemnifying Party is liable; and (ii) the Indemnifying Party agrees to assume the defense thereof, in the name and on behalf of the Indemnified Party, with counsel reasonably satisfactory to the Indemnified Party and, in either event, at the sole cost and expense of the Indemnifying Party. Such costs and expenses of the foregoing counsel (including, without limitation fees and disbursements), if not paid by the Indemnifying party, but instead paid by the Indemnified Party, will be Claims. The Indemnified Party, notwithstanding the timely delivery of an Assumption Notice, may participate in such Covered Action through counsel separately selected and paid for by the Indemnified Party. If no Assumption Notice is timely given, of if, despite the timely giving of the Assumption Notice, the defendants in any Covered Action include both the Indemnified Party and the Indemnifying Party, and if the Indemnified Party has reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party, or if there is a conflict of interest which would prevent counsel for the Indemnifying Party from also representing the Indemnified Party, then the Indemnified Party will have the right to select one separate counsel to conduct the defense of such action on its behalf, and all such costs and expenses will be paid by the Indemnifying Party and, if paid by the Indemnified Party, will be Claims and Liabilities. Prior to the assumption of the defense of a Covered Action by an Indemnifying Party, the Indemnified Party may take such reasonable actions with respect to a Covered Action as it may deem appropriate to protect against further damage or default, including, without limitation, obtaining an extension of time to answer the complaint or other pleading or filing an answer thereto, provided that no such action prejudices the Indemnifying Party’s ability to defend the Covered Action.
               (g) In no event will (i) Oakley or any Oakley Affiliate consent to the entry of any judgment or enter into any settlement of any Claim and Liability under this Section 12 affecting the rights or obligations of Gentex, Essilor or their respective Affiliates without the written consent of Gentex, Essilor or such Affiliate (as appropriate), which consent will not be unreasonably withheld or delayed; (ii) Gentex, Essilor or any Affiliate thereof consent to the entry of any judgment or enter into any settlement of any Claim and Liability under this Section 12 affecting the rights or obligations of Oakley or its Affiliates without the written consent of Oakley, which will not be unreasonably withheld or delayed.
               (h) This Section will survive the termination or expiration of this Agreement.
          11. Bailment Agreement
               All purchases shall be governed by the Bailment Agreement, executed separately.
          12. Termination.
               (a) In addition to any right to terminate this Agreement in accordance with any other provision of this Agreement, either party may terminate this Agreement upon a material breach of the other if such breach has not been cured or waived within 60 days following notice thereof to the breaching party, which notice will specify in such reasonable detail as is then known to the non-breaching party the facts constituting the breach.
               (b) This Agreement will automatically terminate, if either party becomes subject to a judicially ordered reorganization or liquidation or to a reorganization or liquidation proceeding initiated at its own request or, if such proceeding is initiated at the request of a third party, then, if such proceeding is not dismissed within 60 days following the date of its initiation, or if that party files a petition for protection from creditors, for a moratorium in payment of its obligations or to declare bankruptcy or insolvency, of otherwise institutes any proceeding for such relief under any federal or state bankruptcy law, moratorium law or any law of similar import applicable to it.
          13. Consequences of Termination and other Breaches or Defaults
               Whether or not this Agreement has been terminated, except to the extent otherwise provided herein:
               (a) If Oakley, or any Affiliate thereof, commits a material breach of any provision of this Agreement, or of any Purchase Contract, which has not been cured (if capable of cure) within the grace period applicable to such breach, then Gentex and/or Essilor will have the right to pursue all remedies available at law or in equity except that in no event will Oakley or any Affiliate thereof be liable for consequential damages. The parties acknowledge that the limitation as to consequential damages (which are not available as a result of a breach of this Agreement) shall not preclude recovery of the actual damage and loss of profits suffered by the other party directly as a result of the breach in question, but shall preclude damages and loss of profits suffered indirectly as a result of such breach.
               (b) If Gentex, Essilor or any Affiliate of either commits a material breach of this Agreement, or of any Purchase Contract, which has not been cured (if capable of cure) within the grace period applicable to such breach, then Oakley will have the right to pursue all remedies available to it at law or in equity except that in no event will Gentex, Essilor or any Affiliate thereof be liable for consequential damages. The parties acknowledge that the limitation as to consequential damages (which are not available as a result of a breach of this Agreement) shall not preclude recovery of the actual damage and loss of profits suffered by the other party directly as a result of the breach in question, but shall preclude damages and loss of profits suffered indirectly as a result of such breach.
               (c) No breach of this Agreement by any party will constitute a breach of or a default under any other agreement between or among the parties hereto, (including without limitation the Bailment Agreement), unless such breach or default constitutes a breach or default by the terms of such other agreement.

               (d) No termination of this Agreement will terminate any Purchase Contract that has a delivery date within sixty days following the effective date of termination, unless such termination occurs by reason of a breach of or a default under that Purchase Contract.
          14. Confidentiality
               (a) Any and all information, correspondence, financial statements, records, computer software, specifications, technical information, know-how, patent applications, processes and information pertaining to same, and other documents transmitted or communicated by any of Essilor, Gentex or any Affiliate of either of them, to Oakley or any of its Affiliates, or by Oakley or any of its Affiliates to Essilor, Gentex or any Affiliate of either of them while this Agreement is in effect, that are identified at the time of disclosure as being confidential shall constitute “Confidential Information” under this Agreement. The terms and the existence of this Agreement and the Bailment Agreement (including without limitation, any Schedule hereto) transactions contemplated hereby and thereby, will be considered Confidential Information.
               (b) Each receiving party will use at least the same means of protecting Confidential Information it receives as is used by the receiving party to protect its own trade secrets and confidential information, but no less than a reasonable degree of care, and such Confidential Information will not be used by the receiving party (except in connection with the transactions contemplated by this Agreement), or disclosed by the receiving party to any Third Person, for a period of 5 years following the later of (a) the expiration of this Agreement; (b) the termination of this Agreement; and (c) the 5th anniversary of the date hereof, without the prior express written consent of the party which first disclosed it to the receiving party, except as otherwise provided below in this Section.
               (c) The restrictions on use or disclosure of Confidential Information contained in this Section will not extend to any item of information which:
               (i) is disclosed pursuant to a mutually-agreed upon (A) public release; (B) announcement; or (C) other form of publicity, concerning the transactions contemplated hereby;
               (ii) is required by law or by the rules or regulations of any securities exchange applicable to the disclosing party and which, despite all reasonable efforts of the disclosing party, is not afforded confidential status by law or by such securities exchange. To the extent that any disclosure of Confidential Information is claimed to be required, by law or by such riles and regulations, the other parties hereto will be notified promptly and, before the disclosure is required to be made, the party from whom disclosure is sought, if requested by any other party hereto, will cooperate with such other party or parties to resist and avoid, to the extent legally permissible, such disclosure;
               (iii) was or becomes generally available to the public other than as a result of a disclosure by the receiving party or its agents in violation of this Section;
               (iv) is lawfully received by the receiving party or its agents from a Third Person, if the receiving party or its agent has no reason to believe that the Third Person is prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or
               (v) the receiving party or its agent can demonstrate through documentary evidence, to the reasonable satisfaction of the non-disclosing party, that the information was in its possession or known by it before its receipt from the disclosing party.
               (d) Nothing herein will prohibit the disclosure of Confidential Information by the parties hereto to their respective agents, representatives, advisors and to their respective key employees to the extent reasonably necessary to perform this Agreement or any Purchase Contract or to analyze any legal disclosure obligations; provided that such Persons are made aware of this Section hereof and agree to be bound by its terms.
               (e) No party will issue any press release or other public announcement referring to this Agreement or to any other agreement bearing even date herewith among some or all of the parties hereto, or to the transactions contemplated hereby, except with the prior written consent of the other parties thereto. The parties will mutually determine whether or not to announce this Agreement, and if they decide to do so, will coordinate the announcement of this Agreement and any press release relating thereto as to timing, manner and content thereof. Notwithstanding the foregoing, if either Oakley or Essilor is required to make a press release or public statement under the securities laws of any jurisdiction, or under the rules of any securities exchange applicable to such party, then such party will use its best efforts to notify the other party of that fact and discuss the contents of such proposed statement or release with the other party and its counsel as soon as the party intending to make such announcement determines that such public statement is to be made or such press release is to be issued, but in any event at least 24 hours before such public statement is made or such press release is issued, unless it will have received advice from its outside counsel that such statement must be made or must be issued in a lesser period of time, in which event it will be permitted to make such public statement or press release within such period of time.
               (f) The provisions of this Section will survive the expiration or termination of this Agreement.
          15. Insurance. During the Term each of Gentex and Oakley will maintain product liability insurance on behalf of itself and its Affiliates of the kinds and in the amounts customary in their respective industries, will provide the other with copies of such insurance documents and, at the request of the other, will, in good faith, consider modifications to such insurance, both as to amount and policy terms, as may be requested by the other. In addition, Gentex will cause the carrier or carriers of its product liability insurance to name Oakley as an insured on such policy or policies as its interest may appear, and Oakley will cause the carrier or carriers of its product liability insurance to name Gentex and Essilor on such policy or policies, as its interest may appear.
          16. Effect of Force Majeure. No party hereto will be liable for any loss, damage or delay resulting from Force Majeure. However, any party that believes that there will be a loss, damage or delay by reason of Force Majeure will promptly notify the other party hereto or to the Purchase Contract, whereupon the parties will discuss means for minimizing such loss, damage or delay. The foregoing is not intended to preclude either party’s right to terminate this Agreement for non-performance arising out of Force Majeure, to the extent such non-performance permits termination.
          17. Term. The Term will commence on the Effective Date and will continue through the end of the 5th Contract Year and will be automatically renewed thereafter from Renewal Year to Renewal Year, unless either Oakley on the one hand or Gentex on the other, gives notice to the other parties hereto that it desires to terminate this Agreement (“Termination Notice”). Except as otherwise expressly set forth herein with respect to breach or nonperformance of certain provisions hereof, the effective date of such Termination Notice must be at the end of a Contract Year or Renewal Year, at least 24 months following the date of such notice and no earlier than the end of the fourth Contract year.
          18. Submission to Jurisdiction. This Agreement shall be construed and interpreted under the laws of the State of California. The State or Federal Courts located in Orange County, California shall have exclusive jurisdiction over the subject matter and parties to this Agreement and the parties waive their right to bring any action under this Agreement elsewhere.

          19. Notices. Except as otherwise provided in Section 20 hereof, all notices and other communications hereunder will be in writing and will be given by delivery in person, verified facsimile or other standard form of telecommunications, by overnight courier, or by registered or certified mail, return receipt requested to the parties at their respective addresses set forth above with copies as follows:
          If to Gentex, Essilor or any Affiliate of either:
Gerard Malledant
President
Gentex Optics, Inc.
Route 197
183 W. Main Branch
Dudley, MA 01571
Facsimile No.: 508-949-3701
With a copy to:
David J. Milan
General Counsel
Essilor of America, Inc.
13515 N. Stemmons Freeway
Dallas TX 75234
Facsimile No.: 972-241-8601
          If to Oakley or any of its Affiliates:
Weeks, Kaufman, Nelson & Johnson
462 Stevens
Suite 310
Solana Beach, CA 92075
Facsimile No.: 858-794-2141
          20. Miscellaneous
               (a) Rights Confined to Parties. Except as expressly permitted elsewhere herein or as provided by law, nothing expressed or implied herein is intended to or will be construed to confer upon or give to any Person, other than the parties hereto, and their successors and assigns as permitted hereunder and their respective Affiliates, any right, remedy, or claim under or by reason of this Agreement or of any term, covenant, or condition hereof, and, subject to the foregoing, all the terms, covenants, conditions, promises, and agreements contained herein will be for the sole and exclusive benefit of the parties hereto, their successors and assigns as permitted hereunder, and their Affiliates.
               (b) Survival. Except as otherwise specifically provided herein, all rights and obligations of any party hereto to any other party hereto, arising hereunder, or out of this Agreement, will terminate upon termination of this Agreement, except for obligations for payment of money which have accrued but which have not yet been paid at that time and except for any rights and obligations that arise by reason of breach or wrongful termination hereof, all of which will survive such termination.
               (c) Entire Agreement. This Agreement and the Bailment Agreement referenced herein, constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements between the parties hereto with respect to the subject matter hereof.
               (d) Conflicting Terms. In the event of a conflict in the terms of any purchase order covering purchases of the Products, the terms of this Agreement shall control and prevail.
               (e) Assignment. Neither this Agreement, any Purchase Contract nor any right hereunder or thereunder (except the right to payments), is assignable, and no obligation hereunder or thereunder is delegable, and any such purported assignment or delegation will be null and void and of no effect.
               (f) Severability. Any provision of this Agreement or any Purchase Contract which is invalid or unenforceable in any jurisdiction will not affect the validity or enforceability of any other provision in such jurisdiction or the validity or enforceability of such provision or any other provision in any other jurisdiction.
               (g) Effect of Headings. Headings contained herein are for convenience only and will not affect the construction hereof.
               (h) Governing law and Venue. This Agreement shall be governed by the substantive laws of the State of New York, without regard to conflict of law principles. The Federal and State courts located in the City and State of New York shall be the proper and exclusive venue for, and shall have exclusive jurisdiction over the parties and the subject matter of any controversy or claim arising out of or relating to this Agreement, whether at common law or under statute.
               (i) Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, and all such counterparts will constitute but one instrument, when each party hereto has executed at least one counterpart.
               (j) Modification, Waiver. Except as herein otherwise provided, neither this Agreement nor any Purchase Contract may be modified, amended or terminated, and no provision hereof or thereof may be waived except by a writing executed by all the parties hereto or thereto.
               (k) Cumulative Rights and Remedies. Except as otherwise provided herein, in the event of a breach of this Agreement by any party hereto, which breach has not been cured within the time hereby permitted:
               (i) any other party hereto whose rights hereunder are adversely affected thereby will have all rights and remedies arising under this Agreement and at law and in equity;
               (ii) all such rights and remedies of any party hereto will be cumulative and may be exercised simultaneously or seriatim and no party will be required to make any election of remedies.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

GENTEX OPTICS, INC.
By:	/s/ Gerard Malledant
Gerard Malledant, President

ESSILOR INTERNATIONAL COMPAGNIE GENERALE D’OPTIQUE, SA.
By:	/s/ Claude Brignon

OAKLEY, INC.
By:	/s/ Kent Lane
Kent Lane,
Senior VP of Manufacturing and Sourcing